NEWS RELEASE
PATRICIA MARTINEZ JOINS THE BOARD OF DIRECTORS OF PAR PACIFIC HOLDINGS

HOUSTON, May 18, 2023 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced the appointment of Patricia Martinez to its Board of Directors.

“We welcome Patricia Martinez to the Par Pacific Holdings board,” said Robert Silberman, Chairman of the Board of Directors of Par Pacific. “Patricia has over twenty-five years of energy industry experience, including a deep understanding of the low carbon energy solutions that Par Pacific is focused on implementing within its businesses.”

Ms. Martinez is currently the Chief Energy Transition Officer of Enerflex Ltd (TSX:EFX) (NYSE:EFXT) and was formerly President of Enerflex’s Latin American business. Ms. Martinez is responsible for creating and executing Enerflex’s transformational energy transition strategy including carbon capture and sequestration, hydrogen, bioenergy, and electrification.

She previously served as an officer of several private equity backed domestic and international energy companies and on the boards of directors of Orocobre (Allkem Limited) (ASX:AKE) and the Argentinian Petroleum & Gas Institute of Houston. Ms. Martinez received her bachelor’s degree from Universidad Argentina de la Empresa, her MBA from Houston Baptist University, and completed executive education at Harvard Business School.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 61,000 bpd of combined refining capacity, related multimodal logistics systems, and 31 retail locations.  Par Pacific has an agreement with ExxonMobil to acquire their 63,000-bpd Billings, MT refinery and associated logistics assets. Par Pacific has further agreed to supply approximately 300 ExxonMobil-branded fuel retail stations in the region. That transaction is scheduled to close on June 1st. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:
Ashimi Patel
Director, Investor Relations
(832) 916-3355
apatel@parpacific.com